Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Brian Yarbrough Integrated Corporate Relations (310) 395-6780

SKECHERS USA ANNOUNCES FOURTH-QUARTER AND
FULL-YEAR 2003 FINANCIAL RESULTS

Company strengthens the balance sheet substantially;
Ends the year with over $113 million in cash and
lower than anticipated inventory levels

MANHATTAN BEACH, CA. – February 19, 2004 – SKECHERS USA, INC. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

Fiscal year 2003 net sales were $835.0 million, as compared to net sales of $943.6 million in 2002. Net loss for 2003 was $11.9 million versus net earnings of $47.0 million in 2002. For fiscal year 2003, net loss per diluted share was $0.31 on 37,840,000 weighted average shares outstanding versus diluted earnings per share of $1.20 on 40,854,000 weighted average shares outstanding in 2002.

Net sales for the fourth quarter of 2003 were $175.3 million compared to $180.8 million in the fourth quarter of 2002. Net loss for the quarter was $12.3 million versus a net loss of $8.6 million in the comparable period of 2002. Net loss per diluted share in the fourth quarter was $0.33 on 37,939,000 diluted weighted average shares outstanding compared to a net loss per diluted share of $0.23 on 37,568,000 diluted weighted average shares outstanding in the fourth quarter of 2002.

Gross profit in 2003 was $317.7 million, or 38.0 percent of sales, compared to $386.7 million, or 41.0 percent of sales in 2002. Gross profit for the fourth quarter of 2003 was $59.1 million compared to $69.6 million in the fourth quarter of 2002. Gross margin in the fourth quarter 2003 was 33.7 percent versus 38.5 percent in the fourth quarter of 2002. Also included in operating results for the fourth quarter and year-end 2003 are approximately $620,000 of non-cash impairment charges relating to the write down of store assets at three of our Company-owned retail stores.

David Weinberg, the Company’s chief financial officer, stated: “While 2003 proved to be a difficult year for SKECHERS, we are pleased with our accomplishments and new initiatives that we believe will position us for growth in the future. The accomplishments include: the introduction of two new product lines, Michelle K Sport for women and Mark Nason for men, in Fall 2003; the signing of several key licensing agreements, three of which are for apparel that will launch at retail in Fall 2004; the successful launch of children’s apparel in Fall 2003; entering into a license agreement with Ecko Unlimited to serve as the licensee for Mark Ecko/Rhino Red Footwear; purchasing the intellectual property rights to 310 Motoring and launching the 310 Footwear line; the opening of 31 retail locations, including six in Europe, one in Times Square, and the first Michelle K store in Los Angeles.”

“We are also extremely pleased with our financial position at year-end 2003,” continued Mr. Weinberg. “Our balance sheet has improved significantly with more than $100 million in cash and lower inventory levels. Our year end December 2003 inventory balance of $137.9 million was 6.8 percent lower than our inventory at December 2002, and significantly lower than our June 30, 2003 balance of $217.1 million. We continue to believe it was prudent to be aggressive on clearing our inventory during the second half of 2003 so we could end the year with inventories current and on plan. While this assertive approach negatively affected gross margins, inventory levels are below our targeted goal, and lower than our inventory levels at the end of last year despite the increase in the number of retail stores and our international expansion. As such, we believe we are financially set to take on 2004.”

Robert Greenberg, the Company’s chief executive officer, stated: “2003 was a transition year for SKECHERS as we further developed our existing product lines, launched new footwear lines and created unique head-to-toe lifestyle brands through licensing. I believe that the diverse styles we created for Spring 2004 will be embraced by consumers and I am anticipating an equally enthusiastic response to our upcoming Fall 2004 offerings. In addition to our current lines, we are expanding our footwear offering with the launch of Marc Ecko Footwear for men, Rhino Red for women and 310 Motoring for men in Spring 2004, and the upcoming children’s lines Marc Ecko Boys, Rhino Red Girls and Michelle K Girl for Fall 2004. With these lines coming to market this year, along with key licensed products – including apparel for juniors and the Michelle K brand, 2004 should be a strong year for SKECHERS.”

The Company now expects first quarter sales to be in the range of $190 million to $200 million and earnings per share in the range of $.05 to $0.10 per diluted share.

Note that statements made by Mr. Weinberg and Mr. Greenberg involve future goals and targets based upon current expectations. These comments are forward looking, and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a broad range of casual and fashionable footwear for men, women and children. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear, outerwear, timepieces, and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the spring, back-to-school or holiday selling season, change in consumer demands and fashion trends, the inability to identify and interpret fashion trends and successfully market new products, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, the uncertain short- and long-term effects of the severe acute respiratory syndrome (“SARS”) crisis in the Far East and other factors affecting retail market conditions, including the factors addressed in the Company’s annual report on form 10K for the year ended December 31, 2002 and those factors addressed in the Company’s Form 10-Q for the quarter ended September 30, 2003.

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(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(in thousands)
ASSETS

	December 31,

	2003	2002

Current assets:
Cash and cash equivalents	$113,479	$124,830

Trade accounts receivable, net	98,762	97,419
Other receivables	4,533	7,761

Total receivables	103,295	105,180

Inventories	137,917	147,984
Deferred tax assets	5,621	703
Prepaid expenses and other current assets	12,283	14,779

Total current assets	372,595	393,476
Property and equipment, at cost, less accumulated depreciation and amortization	86,324	83,666
Intangible assets, at cost, less applicable amortization	2,088	356
Other assets	5,537	5,658

	$466,544	$483,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term borrowings	3,226	2,442
Accounts payable	78,736	88,578
Accrued expenses	12,881	15,696

Total current liabilities	94,843	106,716

Long-term borrowings, excluding current installments	116,047	117,204
Stockholders’ equity	255,654	259,236

	$466,544	$483,156

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2003		2002		2003		2002
Net sales	$175,284	100.0%	$180,834	100.0%	$834,976	100.0%	$943,582	100.0%
Cost of sales	116,149	66.3%	111,271	61.5%	517,290	62.0%	556,909	59.0%

Gross profit	59,135	33.7%	69,563	38.5%	317,686	38.0%	386,673	41.0%
Royalty income, net	2,041	1.2%	613	0.3%	4,170	0.5%	1,145	0.1%

	61,176	34.9%	70,176	38.8%	321,856	38.5%	387,818	41.1%

Operating expenses:
Selling	17,569	10.0%	21,638	12.0%	84,653	10.1%	94,274	10.0%
General and administrative	57,393	32.7%	60,165	33.3%	239,150	28.6%	210,889	22.3%

	74,962	42.8%	81,803	45.2%	323,803	38.8%	305,163	32.3%

Income (loss) from operations	(13,786)	-7.9%	(11,627)	-6.4%	(1,947)	-0.2%	82,655	8.8%

Other income (expense):
Interest	(2,168)	-1.2%	(2,295)	-1.3%	(8,839)	-1.1%	(8,927)	-0.9%
Other, net	740	0.4%	1,360	0.8%	413	0.0%	1,613	0.2%

	(1,428)	-0.8%	(935)	-0.5%	(8,426)	-1.0%	(7,314)	-0.8%

Income (loss) before income taxes	(15,214)	-8.7%	(12,562)	-6.9%	(10,373)	-1.2%	75,341	8.0%
Income tax provision (benefit)	(2,871)	-1.6%	(3,955)	-2.2%	1,494	0.2%	28,305	3.0%

Net earnings (loss)	$(12,343)	-7.0%	$(8,607)	-4.8%	$(11,867)	-1.4%	$47,036	5.0%

Net earnings (loss) per share:
Basic	$(0.33)		$(0.23)		$(0.31)		$1.26

Diluted	$(0.33)		$(0.23)		$(0.31)		$1.20

Weighted average shares:
Basic	37,939		37,568		37,840		37,275

Diluted	37,939		37,568		37,840		40,854